FORM OF SECURITY AGREEMENT

      This SECURITY AGREEMENT, dated as of February 9, 2007 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein, this "Agreement"), is by and among Star Energy Corporation, a Nevada corporation (the "Company"), all of the Subsidiaries of the Company listed on the signature pages hereto (each a "Guarantor" and collectively the "Guarantors", and together with the Company, each a "Debtor" and collectively the "Debtors"), the Holders (as hereinafter defined) and _________, as Collateral Agent (the "Agent", and together with the Holders, each a "Secured Party" and collectively the "Secured Parties", and together with the Debtors, each a "party" and collectively the "parties").

                                   WITNESSETH:

      WHEREAS, the Company is a party to the Securities Purchase Agreement dated as of February 9, 2007 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the "Purchase Agreement"), with the "Purchasers" who are signatories thereto (as such term is defined therein), pursuant to which such Purchasers (together with their respective successors and permitted assigns under the Debentures (as defined below), each a "Holder" and collectively the "Holders") severally agreed to extend the loans to the Company evidenced by the Company's 8% Secured Convertible Debentures due February ___, 2010, in the original aggregate principal amount of $[_____] and severally issued by the Company to the Holders on February __, 2007 (as the same may be issued, supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, each a "Debenture" and collectively, the "Debentures");

      WHEREAS, the Guarantors have jointly and severally agreed to guarantee and act as surety for payment of such Debentures pursuant to a certain Subsidiary Guarantee dated as of the date hereof (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the "Guarantee"); and

      WHEREAS, in order to induce the Secured Parties to extend the loans evidenced by the Debentures, each Debtor has agreed to execute and deliver to the Secured Parties this Agreement and to grant each Secured Party, pari passu with each other Secured Party, which Secured Parties are acting through the Agent as their collateral agent, a security interest in certain personal property of each such Debtor to secure the prompt payment, performance and discharge in full of all of the Company's obligations under the Debentures and the Guarantors' respective obligations under the Guarantee.

      NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

            1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as "account", "chattel paper", "commercial tort claim", "deposit account", "document", "equipment", "fixtures", "general intangibles", "goods", "instruments", "inventory", "investment property", "letter-of-credit rights", "proceeds" and "supporting obligations") shall have the respective meanings given such terms in Article 9 of the UCC. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or other applicable Transaction Document (as such term is defined in the Purchase Document).

            (a) "Collateral" means all of the personal assets and personal property of each Debtor, including (without limitation) the following personal property of each Debtor, in each case whether presently owned or existing or hereafter acquired or created, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof (including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith, and all dividends, interest, cash, notes, securities, equity interest or other property at any time and from time to time acquired, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Securities (as defined below)):

      (i) All goods, including, without limitation, (A) all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other goods used and useful in connection with any Debtor's businesses and all improvements thereto; and (B) all inventory;

      (ii) All financial assets, security entitlements and contract rights and other general intangibles, including, without limitation, all partnership interests, membership interests, stock or other securities, rights under any of the Organizational Documents, agreements related to the Pledged Securities, licenses, distribution and other agreements, computer software (whether "off-the-shelf", licensed from any third party or developed by any Debtor), computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, and income tax refunds;

      (iii) All accounts, together with all instruments evidencing such accounts, all documents of title representing any merchandising, goods, equipment, motor vehicles and trucks, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each account, including any right of stoppage in transit;


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

      (iv) All documents, letter-of-credit rights, instruments and chattel paper;

      (v)   All commercial tort claims;

      (vi) All deposit accounts and all cash (whether or not deposited in such deposit accounts);

      (vii) All investment property;

      (viii) All supporting obligations;

      (ix) All files, records, books of account, business papers, and computer programs;

      (x)   All Intellectual Property; and

      (xi) the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(x) above.

                  Without limiting the generality of the foregoing, the "Collateral" shall include all investment property and general intangibles respecting ownership and/or other equity interests issued by each Guarantor, issued to or owned by any Debtor, including, without limitation, the shares of capital stock and the other equity interests listed on Schedule H hereto (as the same may be modified from time to time pursuant to the terms hereof), and any other shares of capital stock and/or other equity interests of any other direct or indirect subsidiary of any Debtor obtained in the future, and, in each case, all certificates representing such shares and/or equity interests and, in each case, all rights, options, warrants, stock, other securities and/or equity interests that may hereafter be received, receivable or distributed in respect of, or exchanged for, any of the foregoing and all rights arising under or in connection with the Pledged Securities, including, but not limited to, all dividends, interest and cash.

                  Notwithstanding the foregoing, nothing herein shall be deemed to constitute an assignment of any asset that, in the event of an assignment, becomes void by operation of applicable law or the assignment of which is otherwise prohibited by applicable law (in each case to the extent that such applicable law is not overridden by Sections 9-406, 9-407 and/or 9-408 of the UCC or other similar applicable law); provided, however, that to the fullest extent permitted by applicable law, this Agreement shall create a valid security interest in such asset and the products and proceeds thereof.


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

            (b) "Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

            (c) "Majority in Interest" means, at any time of determination, the majority in interest (based on then-outstanding principal amounts of Debentures at the time of such determination) of the Secured Parties.

            (d) "Necessary Endorsement" means undated stock powers endorsed in blank or other proper instruments of assignment duly executed and such other instruments or documents as the Agent (as that term is defined below) may reasonably request.

            (e) "Lien" shall have the meaning assigned to such term in the Purchase Agreement.

            (f) "Obligations" means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, from any Debtor to the Secured Parties, including, without limitation, all obligations under this Agreement, the Purchase Agreement, the Debentures, the Guarantee and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Secured Parties as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term "Obligations" shall include, without limitation: (i) principal of, and interest on, the Debentures and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtors from time to time under or in connection with this Agreement, the Purchase Agreement, the Debentures, the Guarantee and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor.


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

            (g) "Organizational Documents" means with respect to any Debtor, the documents by which such Debtor was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Debtor (such as bylaws, a partnership agreement or an operating, limited liability or members agreement), in each case as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

            (h) "Permitted Lien" shall have the meaning assigned to such term in the Debenture.

            (i) "Pledged Securities" shall have the meaning ascribed to such term in Section 4(i).

            (j) "UCC" means the Uniform Commercial Code of the State of New York and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term "Collateral" will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

      2. Grant of Security Interest in Collateral. As an inducement for the Secured Parties to extend the loans as evidenced by the Debentures and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to each Secured Party and to the Agent (for the benefit of the Secured Parties) a continuing security interest in and to, a lien upon and a right of set-off against, all of their respective right, title and interest of whatsoever kind and nature in and to the Collateral (a "Security Interest" and collectively, the "Security Interests").

      3. Delivery of Certain Collateral. Contemporaneously or prior to the execution of this Agreement, each Debtor shall deliver or cause to be delivered to the Agent (a) any and all certificates and other instruments representing or evidencing ownership of the Pledged Securities, and (b) any and all title certificates and other instruments or documents representing ownership any of the other Collateral, in each case, together with all Necessary Endorsements. The Debtors are, contemporaneously with the execution hereof, delivering to Agent, or have previously delivered to Agent, a true and correct copy of each Organizational Document governing the issuer of any of the Pledged Securities.


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

      4. Representations, Warranties, Covenants and Agreements of the Debtors. Except as otherwise set forth in the corresponding section of the disclosure schedules delivered to the Secured Parties concurrently herewith (the "Disclosure Schedules"), which Disclosure Schedules shall be deemed a part hereof and incorporated herein by reference, each Debtor represents and warrants to, and covenants and agrees with, the Secured Parties as follows as of the date hereof (unless otherwise indicated) and solely with respect to itself:

(a) Each Debtor has the requisite corporate, partnership, limited liability company or other entity power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by each Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of such Debtor and no further action is required by such Debtor. This Agreement has been duly executed by each Debtor. This Agreement constitutes the legal, valid and binding obligation of each Debtor, enforceable against each Debtor in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) insofar as indemnification and contribution provisions contained herein may be limited by applicable law, and (iv) insofar as certain elections, waivers and agreements to vary statutory provisions may be impermissible under the UCC and other applicable law (clauses (i) through (iv) may be referred to collectively as the "Enforceability Limits").

(b) The Debtors have no place of business or offices where their respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto. Except as specifically set forth on Schedule A, each Debtor is the named leasehold tenant or record owner of the real property where such Collateral is located. Except as disclosed on Schedule A, none of such Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor.

(c) Except for Permitted Liens and except as set forth on Schedule B attached hereto, the Debtors are the sole owner of the Collateral (except for non-exclusive licenses granted by any Debtor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and are fully authorized to grant the Security Interests. Except as set forth on Schedule B attached hereto or in connection with the Permitted Liens, the Debtors have not authorized the filing of an effective financing statement, security agreement, collateral assignment or any notice of any of the foregoing (other than those that will be filed in favor of the Secured Parties or Agent pursuant to this Agreement) covering or affecting any of the Collateral in any United States governmental or regulatory authority, agency or recording office. Except as set forth on Schedule B attached hereto and except pursuant to this Agreement, as long as this Agreement shall be in effect, the Debtors shall not execute and shall not knowingly permit to be on file in any such authority, agency or recording office any other financing statement or other document or instrument (except to the extent filed or recorded with respect to a Permitted Lien or in favor of the Secured Parties pursuant to the terms of this Agreement).


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

(d) No written claim has been received by any Debtor that any Collateral or such Debtor's use of any Collateral violates the rights of any third party. There has been no adverse decision to any Debtor's claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to any Debtor's right to keep and maintain such Collateral in full force and effect, and there is no Proceeding involving said rights pending or, to the knowledge of any Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e) Each Debtor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral to any location not listed on such Schedule unless it delivers to the Secured Parties at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States if such Collateral were previously located within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interests to create in favor of the Secured Parties a valid, perfected and continuing perfected first priority lien in the Collateral.

(f) This Agreement creates in favor of the Secured Parties an effective security interest in the Collateral, subject only to Permitted Liens securing the payment and performance of the Obligations. Upon making the filings described in the immediately following paragraph, all Security Interests that may be perfected within the United States by filing UCC financing statements shall have been duly perfected. Except for the filing of UCC financing statements, the execution and delivery of deposit account and securities account control agreements satisfying the requirements of the UCC with respect to each deposit account and securities account of the Debtors located or deemed located within the United States, the delivery of the certificates and other instruments provided in Section 3, the delivery of other Collateral perfected through possession (such as money), and the Enforceability Limits noted above, (i) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required, (ii) no consent of any other third parties is required, and (iii) no other action on the part of the Company or Secured Parties is required for (A) the execution, delivery and performance of this Agreement, (B) the creation or perfection under the UCC of the Security Interests created hereunder in the Collateral located or deemed located in the United States, or (C) the enforcement of the rights of the Agent and the Secured Parties hereunder in the Collateral located or deemed located in the United States.


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

(g) Each Debtor hereby authorizes the Agent to file from time to time one or more financing statements, continuation statements and amendments thereto under the UCC with respect to the Security Interests with the proper filing and recording agencies in any United States jurisdiction deemed proper by it and ratifies the authority of the Agent to have made any such filing made prior to the date hereof. Each Debtor acknowledges and agrees that such financing statements will be filed without the signature of such Debtor where required or permitted by applicable law and may (but need not) describe the Collateral as "all assets" or "all personal property" or words of like import.

(h) The execution, delivery and performance of this Agreement by the Debtors does not (i) violate any of the provisions of any Organizational Documents of any Debtor or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to any Debtor or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any commercially reasonable right of termination, material amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or enforceable understanding evidencing any Debtor's material debt or other material obligations to which any Debtor is a party or by which any material property or asset of any Debtor is bound or affected. If any, all required consents under such agreement, credit facility, debt or other instrument or enforceable understanding (including, without limitation, from stockholders or creditors of any Debtor) necessary for any Debtor to enter into and perform its obligations hereunder have been obtained.

(i) The capital stock and other equity interests listed on Schedule H hereto (the "Pledged Securities") represent all of the capital stock and other equity interests in each of the direct and indirect subsidiaries of the Company, each of whom is one of the Guarantors, and represent all capital stock and other equity interests owned, directly or indirectly, by the Company. All of the Pledged Securities are validly issued, fully paid and nonassessable (which with respect to any non-U.S. Subsidiary is to the best knowledge of the Company and such non-U.S. Subsidiary), and the Company is the legal and beneficial owner of the Pledged Securities, free and clear of any lien, security interest or other encumbrance except for the security interests created by this Agreement and other Permitted Liens.

(j) The ownership and other equity interests in partnerships and limited liability companies (if any) included in the Collateral (the "Pledged Interests") by their express terms do not provide that they are securities governed by Article 8 of the UCC and are not held in a securities account or by any financial intermediary.

(k) Except for Permitted Liens and Permitted Dispositions (as hereinafter defined), each Debtor shall at all times maintain the liens and Security Interests provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Secured Parties until this Agreement and the Security Interest hereunder shall be terminated [or released] pursuant to Section 14 hereof. Each Debtor hereby agrees to defend the same against the claims of any and all persons and entities, and to safeguard and protect all Collateral for the account of the Secured Parties, other than from those with Permitted Liens and from Permitted Dispositions. At the request of the Agent, each Debtor will sign, if necessary, and deliver to the Agent on behalf of the Secured Parties at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Agent and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, each Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and each Debtor shall obtain and furnish to the Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests required hereunder.


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

(l) No Debtor will transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of a Majority in Interest, except for (i) the Permitted Liens,
      (ii) non-exclusive licenses granted by the Debtors in the ordinary course of business, (iii) the sale, lease, consumption or other disposition of inventory, equipment or other goods by the Debtors in the ordinary course of business, (iv) the collection and reasonable compromise and settlement of accounts, indebtedness, insurance claims, tort liability and contractual claims, and other obligations owed to one or more of them by the Debtors in an amount less than $_____, and (v) the receipt, possession, retention and use of all proceeds of the foregoing and other money and financial assets in the possession or accounts of the Debtors in the ordinary course of business (clauses (ii) through (v) will be referred to collectively as the "Permitted Dispositions").

(m) Each Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order, ordinary wear and tear and reasonable retirement excepted, other than as such assets may have been consumed or disposed of in accordance with this Agreement, and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from the applicable insurance coverage.

(n) Each Debtor shall maintain with financially sound and reputable insurers, insurance with respect to the Collateral, including Collateral hereafter acquired, against loss or damage of the kinds and in the amounts customarily insured against by entities of established reputation having similar properties similarly situated and in such amounts as are customarily carried under similar circumstances by other such entities and otherwise as is prudent for entities engaged in similar businesses but in any event sufficient to cover the full replacement cost thereof. Each Debtor shall cause each insurance policy issued in connection herewith to provide, and the insurer issuing such policy to certify to the Agent that:
      (a) the Agent will be named as loss payee and an additional insured under each such insurance policy [(as its interest may appear)]; (b) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective as to the Agent for at least thirty (30) days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; and (c) the Agent will have the right (but no obligation) at its election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default. If no Event of Default (as defined in the Debentures) exists and if the proceeds arising out of any claim or series of related claims do not exceed $300,000, loss payments in each instance (to the extent received) will be delivered by the Agent to the applicable Debtor and applied by the applicable Debtor to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, may be retained by the applicable Debtor, provided, however, that payments received by any Debtor after an Event of Default occurs and is continuing without being waived by the Holder or cured by the Company or in excess of $300,000 for any occurrence or series of related occurrences shall be paid to the Agent on behalf of the Secured Parties, and if received by such Debtor, shall be held in trust for the Secured Parties and immediately paid over to the Agent unless otherwise directed in writing by the Agent. Copies of such policies or the related certificates, in each case, naming the Agent as loss payee and additional insured [(as its interest may appear)] shall be delivered to the Agent at least annually and at the time any new policy of insurance is issued.


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

(o) Each Debtor shall, within ten (10) days of obtaining knowledge thereof, promptly advise the Secured Parties, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Security Interests therein.

(p) Except as otherwise provided in this Agreement, each Debtor shall promptly execute and deliver to the Agent such further assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Agent may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Security Interests as contemplated hereunder, including, without limitation, if applicable, the execution and delivery of a separate security agreement with respect to each item of each Debtor's Intellectual Property having material value (as the same may be executed and thereafter supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, an "Intellectual Property Security Agreement") in which the Secured Parties have been granted a Security Interest hereunder, substantially in a form reasonably acceptable to the Agent, which Intellectual Property Security Agreement, other than as stated therein, shall be subject to all of the terms and conditions hereof.

(q) Each Debtor shall permit the Agent and its representatives and agents to inspect the Collateral during normal business hours and upon reasonable prior notice, and to make copies of records pertaining to the Collateral as may be reasonably requested by the Agent from time to time.

(r) Each Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral other than with respect to Permitted Liens and Permitted Dispositions.

(s) Each Debtor shall promptly notify the Secured Parties in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any material part of the Collateral and of any other information received by such Debtor that could reasonably be expected to materially affect (i) the value of the Collateral, (ii) the existence, perfection or priority of the Security Interests contemplated hereunder or (iii) the rights and remedies of the Agent or Secured Parties hereunder.

(t) All information heretofore, herein or hereafter supplied to the Secured Parties by or on behalf of any Debtor with respect to the Collateral is, and shall be, accurate and complete in all material respects as of the date indicated, or if no date is indicated, as of the date furnished (it being understood that the most recent such information supersedes prior information as to the same matters).

(u) The Debtors shall at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights and franchises material to its business.

(v) No Debtor will change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal structure or identity, or add any new fictitious name, unless it provides at least 30 days prior written notice to the Agent of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(w) Except in the ordinary course of business or as required by applicable law, no Debtor may consign any of its inventory or sell any of its inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale without the consent of the Agent, which shall not be unreasonably withheld.

(x) No Debtor may relocate its chief executive office to a new location without providing 30 days prior written notification thereof to the Secured Parties, and so long as, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(y) Each Debtor was organized and remains organized solely under the laws of the state or other jurisdiction set forth next to such Debtor's name in Schedule D attached hereto, which Schedule D sets forth each Debtor's organizational identification number or, if any Debtor does not have one, specifies that one does not exist.

(z) (i) The actual and complete legal name of each Debtor is the name set forth in Schedule D attached hereto; (ii) no Debtor has any trade names except as set forth on Schedule E attached hereto; (iii) no Debtor has used any name other than that stated in the preamble hereto or as set forth on Schedule E for the preceding five years; and (iv) no entity has merged or consolidated into any Debtor or been acquired by any Debtor within the past five years except as set forth on Schedule E.

(aa) At any time and from time to time that any Collateral consists of instruments, certificated securities or other items that require possession under applicable law by the secured party in order to perfect the Security Interest therein, the applicable Debtor shall deliver such Collateral to the Agent, excluding those items subject to any of the Permitted Liens or Permitted Dispositions.

(bb) Each Debtor, in its capacity as an issuer of Pledged Securities, hereby agrees to comply with any and all orders and instructions of Agent regarding the Pledged Securities issued by it consistent with the terms of this Agreement without the further consent of any Debtor as contemplated by Section 8-106 (or any successor section) of the UCC. Further, each Debtor agrees that it shall not enter into a similar agreement (or an agreement that would confer "control" within the meaning of Article 8 of the UCC) with any other person or entity.

(cc) Each Debtor shall cause all tangible chattel paper constituting Collateral to be delivered to the Agent, or if such delivery is not practical, then to cause such tangible chattel paper to contain a legend noting that it is subject to the Security Interest. To the extent that any Collateral consists of electronic chattel paper, the applicable Debtor shall cause the underlying chattel paper to be "marked" respecting such Security Interest within the meaning of Section 9-105 of the UCC (or successor section thereto).

(dd) If there is any investment property or deposit account included as Collateral that can be perfected by "control" through an account control agreement, the applicable Debtor shall cause such an account control agreement, all upon the terms of this Agreement, in form and substance in each case reasonably satisfactory to the Agent, to be entered into and delivered to the Agent for the benefit of the Secured Parties. Such agreements shall expressly permit the applicable Permitted Dispositions unless and until the Agent gives the holder and Debtors specific written notice to the contrary during the continuance of an Event of Default.

(ee) To the extent that any Collateral consists of letter-of-credit rights, the applicable Debtor shall use its reasonable best efforts to cause the issuer of each underlying letter of credit to consent to an assignment of the proceeds thereof to the Secured Parties.

(ff) To the extent that any material Collateral is in the possession of any third party, the applicable Debtor shall promptly provide notice to the Agent of such possession and shall join with the Agent in notifying such third party of the Secured Parties' security interest in such Collateral and shall use its best efforts to obtain an acknowledgement and agreement of the Security Interest therein from such third party with respect to the Collateral, all upon the terms of this Agreement, in form and substance satisfactory to the Agent.

(gg) If any Debtor shall at any time hold or acquire a commercial tort claim, such Debtor shall promptly notify the Agent in a writing signed by such Debtor of the particulars thereof and (at the Agent's request) grant to the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

(hh) Each Debtor shall immediately provide written notice to the Secured Parties of any and all material accounts that arise out of contracts with any governmental authority and, to the extent necessary to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof, shall execute and deliver to the Agent a collateral assignment of claims for such accounts, all upon the terms of this Agreement, and cooperate with the Agent in taking any other steps required, in its judgment, under the Federal Assignment of Claims Act or any similar federal, state or local statute or rule to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof.

(ii) Each Debtor shall cause each subsidiary of such Debtor that becomes a Guarantor to also immediately become a party hereto (an "Additional Debtor"), by executing and delivering an Additional Debtor Joinder in substantially the form of Annex A attached hereto and comply with the provisions hereof applicable to the Debtors. Concurrent therewith, the Additional Debtor shall deliver replacement schedules for, or supplements to, all other Schedules to (or referred to in) this Agreement, as applicable, which replacement schedules shall supersede, or supplements shall modify, the Schedules then in effect. The Additional Debtor shall also deliver such opinions of counsel, authorizing resolutions, good standing certificates, incumbency certificates, organizational documents, financing statements and other information and documentation as the Agent may reasonably request. Upon delivery of the foregoing to the Agent, the Additional Debtor shall be and become a party to this Agreement with the same rights and obligations as the Debtors, for all purposes hereof as fully and to the same extent as if it were an original signatory hereto and shall be deemed to have made the representations, warranties and covenants set forth herein as of the date of execution and delivery of such Additional Debtor Joinder, and all references herein to the "Debtor" or "Debtors" shall be deemed to include each Additional Debtor.

(jj) Each Debtor agrees to not vote its ownership interests in the Pledged Securities, to the extent matters are presented to it from time to time, in such a manner as to cause an Event of Default under this Agreement or the Debentures, provided that such agreement shall not require the Debtor or its representatives to breach any fiduciary duty to another Person.

(jj) Each Debtor shall register the pledge of the applicable Pledged Securities on the books of such Debtor. Each Debtor hereby notifies each other Debtor that is the issuer of Pledged Securities to register the pledge of the applicable Pledged Securities in the name of the Secured Parties on the books of such Debtor that is an issuer of Pledged Securities. Further, except with respect to certificated securities delivered to the Agent, each issuing Debtor hereby acknowledges such pledge and confirms that: (a) it has registered the pledge on its books and records; and (b) at any time directed by Agent during the continuation of an Event of Default, such issuer (with the understanding and agreement of the Secured Parties that such Pledged Securities will continue to constitute Collateral subject to this Agreement and applicable law notwithstanding any of the following) will transfer the record ownership of such Pledged Securities into the name of any designee of Agent for perfection and protection purposes, will take such steps as may be necessary to effect the transfer, and will comply with all other instructions of Agent regarding such Pledged Securities without the further consent of the applicable Debtor.

(kk) In the event that, upon an occurrence of an Event of Default, Agent shall sell all or any of the Pledged Securities to another party or parties (herein called the "Transferee"), or any Secured Party shall purchase or retain all or any of the Pledged Securities, in each case in accordance with this Agreement and applicable law, each Debtor shall, to the extent applicable: (i) deliver to Agent or the Transferee, as the case may be, the articles of incorporation, bylaws, minute books, stock certificate books, corporate seals, deeds, leases, indentures, agreements, evidences of indebtedness, books of account, financial records and all other Organizational Documents and records of the issuer of such Pledged Securities and its direct and indirect subsidiaries; (ii) use its best efforts to obtain resignations of the persons then serving as officers and directors of the issuer of such Pledged Securities and their direct and indirect subsidiaries, if so requested; and (iii) use its best efforts to obtain any approvals that are required by any governmental or regulatory body in order to permit the sale of the Pledged Securities to the Transferee or the purchase or retention of the Pledged Securities by Agent and allow the Transferee or Agent to continue the business of the issuer of the Pledged Securities and its direct and indirect subsidiaries.

(mm) Without limiting the generality of the other obligations of the Debtors hereunder, each Debtor shall promptly (i) if any Security Interest has been granted hereunder in any material copyright for which registration under the federal laws of the United States is available, cause to be registered at the United States Copyright Office an Intellectual Property Security Agreement (as defined above) respecting the Security Interest created hereunder in all of its material copyrights, for which registration under the federal laws of the United States is available,
      (ii) if any Security Interest has been granted hereunder in any material patent or trademark for which registration under the federal laws of the United States is available, cause to be registered at the United States Patent and Trademark Office an Intellectual Property Security Agreement respecting the Security Interest created hereunder in all of its material patents and trademarks for which registration under the federal laws of the United States is available, and (iii) give the Agent notice whenever it acquires (whether absolutely or by recordable and transferable license) or creates any additional material Intellectual Property for which registration under the federal laws of the United States is available.

(nn) Each Debtor will from time to time, at the joint and several expense of the Debtors, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary, or as the Agent may reasonably request, in order to perfect and protect, all upon the terms of this Agreement, any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder in accordance herewith and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

(oo) Schedule F attached hereto lists all of the material patents, patent applications, trademarks, trademark applications, registered copyrights, and domain names owned by any of the Debtors as of the date hereof. Schedule F lists all material licenses in favor of any Debtor for the use of any patents, trademarks, copyrights and domain names as of the date hereof. All material patents and trademarks of the Debtors for which registration under the federal laws of the United States of America is available have been duly recorded at the United States Patent and Trademark Office and all material copyrights of the Debtors for which registration under the federal laws of the United States is available have been duly recorded at the United States Copyright Office.

(pp) Except as set forth on Schedule G attached hereto, none of the account debtors or other persons or entities obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or any similar federal, state or local statute or rule of the United States in respect of such Collateral.

      5. Effect of Pledge on Certain Rights. If any of the Collateral subject to this Agreement consists of nonvoting equity or ownership interests (regardless of class, designation, preference or rights) that may be converted into voting equity or ownership interests upon the occurrence of certain events (including, without limitation, upon the transfer of all or any of the other stock or assets of the issuer), it is agreed that the pledge of such equity or ownership interests pursuant to this Agreement or the enforcement of any of Agent's rights hereunder shall not be deemed to be the type of event which would trigger such conversion rights notwithstanding any provisions in the Organizational Documents or agreements to which any Debtor is subject or to which any Debtor is party.

            6. Defaults. The following events shall be "Events of Default":

            (a) The occurrence and continuance of an Event of Default (as defined in the Debentures) that is not waived by the Holder or cured by the Company under the Debentures;

            (b) Any representation or warranty of any Debtor in this Agreement shall prove to have been incorrect in any material respect when made;

            (c) The failure by any Debtor to observe or perform any of its obligations hereunder for five (5) Business Days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using reasonable best efforts to cure same in a timely fashion; or

            (d) If any material provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor, or a proceeding shall be commenced by any Debtor, or by any governmental authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under this Agreement.

            7. Duty To Hold In Trust.

            (a) Upon the occurrence and continuance of any Event of Default that is not waived by the Holder or cured by the Company, each Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interests, whether payable pursuant to the Debentures or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Agent, who in turn shall remit the same to the Secured Parties, pro rata in proportion to their respective then-currently outstanding principal amount of the remaining Debentures, for application to the satisfaction of the Obligations (and if any Debentures are not outstanding, pro rata in proportion to the initial purchases of the remaining Debentures).

            (b) If any Debtor shall become entitled to receive or shall receive any securities or other investment property (including, without limitation, shares of Pledged Securities or instruments representing Pledged Securities acquired after the date hereof, or any options, warrants, rights or other similar property or certificates representing a dividend, or any distribution in connection with any recapitalization, reclassification or increase or reduction of capital, or issued in connection with any reorganization of such Debtor or any of its direct or indirect subsidiaries) in respect of the Pledged Securities (whether as an addition to, in substitution of, or in exchange for, such Pledged Securities or otherwise), such Debtor agrees to (i) hold the same in trust on behalf of and for the benefit of the Secured Parties; and (ii) to deliver any and all certificates or instruments evidencing the same to Agent on or before the close of business on the fifth Business Day following the receipt thereof by such Debtor, in the exact form received together with the Necessary Endorsements, to be held by Agent subject to the terms of this Agreement as Collateral.

            8. Rights and Remedies Upon Default.

            (a) Upon the occurrence and continuance of any Event of Default that is not waived by the Holder or cured by the Company, the Agent (for the benefit of the Secured Parties) shall have the right to exercise all of the remedies conferred on the Agent and Holders under this Agreement and the Debentures (whether or not such rights are assigned specifically to a "Holder", "Secured Party" or "Agent"), and shall have all the rights and remedies of a secured party under the UCC. Without limitation, the Agent, for the benefit of the Secured Parties, shall have the following rights and powers to the fullest extent permitted by applicable law:

(i) The Agent shall have the right to take possession of the Collateral, and, for that purpose, to enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is located and remove the same, and at the request of the Agent, each Debtor shall assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Debtor's premises or elsewhere, and make available to the Agent, without rent, all of such Debtor's respective premises and facilities for the purpose of the Agent taking possession of, removing or putting the Collateral in saleable or disposable form.

(ii) Upon notice to the Debtors by Agent, all rights of each Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of each Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease. Upon such notice, Agent shall have the right to receive, for the benefit of the Secured Parties, any interest, cash dividends or other payments on the Collateral and, at the option of Agent, to exercise in such Agent's discretion all voting rights pertaining thereto. Without limiting the generality of the foregoing, Agent shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as it were the sole and absolute owner thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or any Debtor or any of its direct or indirect subsidiaries.

(iii) The Agent shall have the right to operate the business of each Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Agent shall deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to any Debtor or right of redemption of a Debtor, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Agent, for the benefit of the Secured Parties, may, unless prohibited by any applicable law that cannot be waived in this Agreement, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

(iv) The Agent shall have the right (but not the obligation) to notify any account debtors and any obligors under instruments or accounts to make payments directly to the Agent, on behalf of the Secured Parties, and to enforce the Debtors' rights against such account debtors and obligors.

(v) The Agent, for the benefit of the Secured Parties, may (but is not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Agent, on behalf of the Secured Parties, or its designee to hold as Collateral pursuant hereto.

(vi) The Agent may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of any purchaser of any Collateral.

            (b) The Agent shall comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Agent may sell the Collateral as provided herein without giving any warranties and may specifically disclaim such warranties. The Agent may sell the Collateral as provided herein on commercially reasonable credit terms, and if the Agent sells any of the Collateral on credit, the Debtors will only be credited with payments actually made by the purchaser. In addition, each Debtor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent's rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

            (c) For the purpose of enabling the Agent to further exercise rights and remedies under this Section 8 or elsewhere provided by agreement or applicable law, each Debtor hereby grants to the Agent, for the benefit of the Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Debtor) to use, license or sublicense following an Event of Default any Intellectual Property now owned or hereafter acquired by such Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

            9. Applications of Proceeds. The proceeds of any sale, lease or other disposition of the Collateral and from payments and other amounts received by the Agent or any other Secured Party pursuant to Section 8 hereof (including, without limitation, payments made on account of any insurance policy insuring any portion of the Collateral) shall be applied in the following order (i) to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, (ii) to the reasonable attorneys' fees and expenses incurred by the Agent in enforcing the Secured Parties' rights hereunder and in connection with collecting, storing and disposing of the Collateral, (iii) to satisfaction of the Obligations pro rata among the Secured Parties (based on then-outstanding principal amounts of their respective Debentures at the time of any such determination), (iv) to the payment of any other amounts required by applicable law, and (v) finally, if any surplus remains, the Secured Parties shall pay to the applicable Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Debtors will be liable for (A) such deficiency, together with interest thereon, at the rate of 18% per annum or the lesser amount permitted by applicable law (the "Default Rate"), and (B) the reasonable fees of any attorneys employed by the Secured Parties to collect such deficiency. To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the bad faith, gross negligence or willful misconduct of the Secured Parties as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

            10. Securities Law Provision. Each Debtor recognizes that Agent may be limited in its ability to effect a sale to the public of all or part of the Pledged Securities by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the "Securities Laws"), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Debtor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Securities were sold to the public, and that Agent has no obligation to delay the sale of any Pledged Securities for the period of time necessary to register the Pledged Securities for sale to the public under the Securities Laws. Each Debtor shall cooperate with Agent in its attempt to satisfy any requirements under the Securities Laws (including, without limitation, registration thereunder if requested by Agent) applicable to the sale of the Pledged Securities by Agent.

            11. Costs and Expenses. Each Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including, without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Agent. The Debtors shall also pay all other claims and charges (other than (i) Permitted Liens and (ii) Permitted Indebtedness) that in the reasonable opinion of the Agent is reasonably likely to prejudice, imperil or otherwise affect the Collateral or the Security Interests therein contemplated hereunder. The Debtors will also, upon demand, pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent, for the benefit of the Secured Parties, may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Debentures. Until so paid, any fees payable hereunder shall be added to the principal amount of the Debentures and shall bear interest at the Default Rate.

            12. Responsibility for Collateral. The Debtors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, (a) neither the Agent nor any Secured Party
(i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, (b) each Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by such Debtor thereunder; (c) neither the Agent nor any Secured Party shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Secured Party of any payment relating to any of the Collateral; and (d) neither the Agent nor any Secured Party shall be obligated in any manner to perform any of the obligations of any Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Secured Party may be entitled at any time or times.

            13. Security Interests Absolute. All rights of the Secured Parties and all obligations of the Debtors hereunder shall be absolute and unconditional in accordance with the terms of this Agreement, irrespective of: (a) any lack of validity or enforceability of any provision of this Agreement, the Debentures or any agreement entered into in connection with the foregoing; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Debentures or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guarantee, or any other security, for all or any of the Obligations; (d) any action by the Secured Parties to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to a Debtor, or a discharge of all or any part of the Security Interests granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Secured Parties shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy to the fullest extent permitted by applicable law. Each Debtor expressly waives [acceptance], presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance under this Agreement and the other Transaction Documents. In the event that at any time any transfer of any Collateral in accordance herewith or any application of any payment received by the Secured Parties hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Parties, then, in any such event, each Debtor's obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Each Debtor waives all right to require the Secured Parties to proceed against any other person or entity or to apply any Collateral which the Secured Parties may hold at any time, or to marshal assets, or to pursue any other remedy. Each Debtor waives any defense arising by reason of the application of the statute of limitations to any obligations secured hereby.

            14. Term of Agreement; Releases and Subordinations of Certain Security Interests. (a) This Agreement and the Security Interests shall terminate on the date on which all payments under the Debentures have been indefeasibly paid in full in cash and all other Obligations (other than any contingent indemnification, defense or similar obligation that by its express terms extends beyond such payment) have been paid in cash or discharged; provided, however, that all indemnities of the Debtors contained in this Agreement (including, without limitation, Annex B hereto) shall survive and remain operative and in full force and effect in accordance with their respective terms regardless of the termination of this Agreement.

            15. Power of Attorney; Further Assurances.

            (a) Each Debtor authorizes the Agent, and does hereby make, constitute and appoint the Agent, its successors and permitted assigns and their respective officers with full power of substitution, as such Debtor's true and lawful attorney-in-fact, with power, in the name of the Agent or such Debtor, after the occurrence and during the continuance of an Event of Default that is not waived by the Holder or cured by the
      Company: (i) to endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Agent; (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to transfer any Intellectual Property or provide licenses respecting any Intellectual Property; and (vi) generally, at the option of the Agent, and at the expense of the Debtors, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which the Agent deems necessary to protect, preserve and realize upon the Collateral and the Security Interests granted therein in order to effect the intent of this Agreement and the Debentures all as fully and effectually as the Debtors might or could do; and each Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding. The designation set forth herein shall be deemed to amend and supersede any inconsistent provision in the Organizational Documents or other documents or agreements to which any Debtor is subject or to which any Debtor is a party. Without limiting the generality of the foregoing, after the occurrence and during the continuance of Any Event of Default that is not waived by the Holder or cured by the Company, each Secured Party is specifically authorized to execute and file any applications for or instruments of transfer and assignment to any purchaser thereof in accordance herewith of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.

            (b) On a continuing basis, each Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies all such instruments in any jurisdiction within the United States including, without limitation, the jurisdictions indicated on Schedule C attached hereto, and will use commercially reasonable best efforts to make, execute, acknowledge, deliver, file and record all such instruments with the proper filing and recording agencies in any other jurisdiction, and will take all such other actions as may reasonably be necessary, or as reasonably requested by the Agent, in order
      (i) to create or perfect the Security Interests as contemplated hereunder,
      (ii) to otherwise to carry out the intent and purposes of this Agreement, or (iii) to reasonable assure and confirm such perfection of the Security Interests to the Agent.

            (c) Each Debtor hereby irrevocably appoints the Agent, its successors and permitted assigns and their respective officers as such Debtor's attorney-in-fact, with full authority in the place and instead of such Debtor and in the name of such Debtor, from time to time in the Agent's discretion, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Debtor where permitted by law, which financing statements may (but need not) describe the Collateral as "all assets" or "all personal property" or words of like import, and ratifies all such actions taken by the Agent. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

            16. Notices. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Purchase Agreement.

            17. Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral from any person other than the Debtors or by the guarantee, endorsement or property of any other person, firm, corporation or other entity (other than the Debtors), then the Agent shall have the right, in its sole discretion, to release, relinquish, subordinate or take any other similar action with respect to the Collateral or Obligations, without in any way modifying or affecting any of the Secured Parties' rights and remedies hereunder.

            18. Appointment of Agent. The Secured Parties hereby appoint the Agent to act as their agent for purposes of receiving the grant of the Security Interests for their benefit and exercising any and all rights and remedies of the Secured Parties hereunder. Such appointment shall continue until revoked in writing by a Majority in Interest, at which time a Majority in Interest shall appoint a new Agent, provided that the current Agent may not be removed unless such Agent shall then hold less than $_____ in principal amount of Debentures; provided, further, that such removal may occur only if each of the other Secured Parties shall then hold not less than an aggregate of $______ in principal amount of Debentures. The Agent shall have the rights, responsibilities and immunities set forth in Annex B hereto. However, nothing in Annex B is intended, or shall be deemed or construed, to in any way confer on the Agent any right, power, privilege, remedy or interest under any Transaction Document not conferred on the Agent, Holder, Purchaser or Secured Party (as applicable) under applicable law or the express terms of the applicable Transaction Document.

            19. Miscellaneous.

            (a) No course of dealing between or among the parties, nor any failure to exercise, nor any delay in exercising, on the part of any of the parties, any right, power or privilege hereunder or under the Debentures shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            (b) All of the rights and remedies of the parties with respect to the Collateral, whether established by this Agreement, by the Debentures, by any other agreements, instruments or documents among the parties, or by applicable law, shall be cumulative and not alternatives and may be exercised singly or concurrently.

            (c) This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the exhibits and schedules hereto. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Debtors and the Secured Parties or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. By accepting this Agreement, whether or not a signatory hereto, each Holder acknowledges and agrees that the Holder (A) is a "Secured Party", one of the "Secured Parties", a "party" and one of the "parties" for the purposes of this Agreement and (A) is contractually bound by the provisions hereof applicable to it as such a Secured Party, one of the Secured Parties, a party or one of the parties.

            (d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

            (e) No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

            (f) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Debtors may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Secured Party (other than by merger or joinder of an additional Debtor as contemplated herein). Any Secured Party may assign any or all of its rights under this Agreement to any Person to whom such Secured Party also assigns or transfers any Debentures in accordance with the terms thereof and of the Purchase Agreement, provided such transferee agrees in writing to be bound, with respect to the transferred Debentures and corresponding interests in the other Transaction Documents, by the provisions of this Agreement, the Debentures, the Guarantee and the Purchase Agreement that apply to the "Purchasers", "Secured Parties" and the "Holders" hereunder and thereunder.

            (g) Each party shall take such further action and execute and deliver such further documents as may be reasonably requested by the other parties as necessary or appropriate in order to carry out (and provided the same are not inconsistent with) the provisions and purposes of this Agreement.

            (h) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall, to the fullest extent permitted by applicable law, be governed by and construed and enforced in accordance with the internal laws of the State of New York, and the federal laws of the United States of America, without regard to any principles of conflicts of law thereof that would defer to the substantive laws of any other jurisdiction. Each Debtor agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Debentures (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. The preceding consents to New York governing law and jurisdiction and venue in New York State's Supreme Court have been made by the parties in reliance (at least in part) on Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

            (i) This Agreement may be executed in any number of counterparts of the entire document or of the signature pages hereto, any of which may be delivered by telecopy, email or other electronic means, and each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, e-mail, pdf or similar format data file or other electronic means, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile, ".pdf" or electronically transmitted signature page were an original thereof.

            (j) All Debtors shall jointly and severally be liable for the obligations of each Debtor to the Secured Parties hereunder to the same extent as if set forth in the Guarantee.

            (k) Each Debtor shall indemnify, reimburse and hold harmless the Agent and the Secured Parties and their respective partners, members, shareholders, officers, directors, employees and agents (and any other persons with other titles that have similar functions) (each an "Indemnitee" and collectively the "Indemnitees"), from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except to the extent any such losses, claims, liabilities, damages, penalties, suits, costs and expenses result from any act, omission or other conduct by any Indemnitee that constitute fraud, gross negligence, willful misconduct or malfeasance as determined by a final, nonappealable decision of a court of competent jurisdiction. This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in the Debentures, the Purchase Agreement (as such term is defined in the Debentures) or any other agreement, instrument or other document executed or delivered in connection herewith or therewith. Claims for indemnification and defense by each Indemnitee shall be made as provided in the Purchase Agreement.

            (l) Nothing in this Agreement shall be construed to subject Agent or any Secured Party to liability as a partner in any Debtor or any if its direct or indirect subsidiaries that is a partnership or as a member in any Debtor or any of its direct or indirect subsidiaries that is a limited liability company, nor shall Agent or any Secured Party be deemed to have assumed any obligations under any partnership agreement or limited liability company agreement, as applicable, of any such Debtor or any if its direct or indirect subsidiaries or otherwise, unless and until any such Secured Party exercises its right hereunder as a purchaser to be substituted for such Debtor as a partner or member, as applicable, pursuant hereto.

            (m) To the extent that the grant of the security interest in the Collateral and the enforcement of the terms hereof require the consent, approval or action of any Debtor as shareholder, partner or member, as applicable, of any other Debtor or any direct or indirect subsidiary of any Debtor or compliance with any provisions of any of the Organizational Documents, each Debtor hereby grants such consent and approval and waives any such noncompliance with the terms of said documents.

            (n) This Agreement is the Security Agreement referred to in the Purchase Agreement and other Transaction Documents. All of the applicable provisions of the Purchase Agreement, including (without limitation) any provision for limiting the maximum rate of interest payable hereunder, are incorporated herein by reference and made a part hereof. In the event that any specific provision of this Agreement conflicts or is inconsistent with any specific term or provision contained in the Purchase Agreement, the specific term or provision of the Purchase Agreement shall control and be given effect. However, this Agreement contains provisions that are in addition to those contained in the Purchase Agreement, which each are cumulative with and not alternatives to each other, and which shall not be deemed or construed to be in conflict or inconsistent with the Purchase Agreement because they are not contained in it.

            (o) No party has (directly or indirectly) offered, made, accepted or acknowledged any representation, warranty, promise, assurance or other agreement or understanding (whether written, oral, express, implied or otherwise) to, with or for the benefit of any other party, any of their respective Affiliates or representatives respecting any of the matters contained in this Agreement except for those expressly set forth in this Agreement. This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior representations, warranties, promises, assurances and other agreements and understandings (whether written, oral, express, implied or otherwise) with respect to such matters, which the parties acknowledge have been merged into this Agreement and its exhibits and schedules.

            (p) The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

            (q) In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.


                             SIGNATURE PAGES FOLLOW

      IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.


STAR ENERGY CORPORATION

By:___________________________
   Name:
   Title:


[INSERT NAMES OF SUBSIDIARIES]


By:___________________________
   Name:
   Title:



                       [SIGNATURE PAGE OF HOLDERS FOLLOWS]

                     [SIGNATURE PAGE OF HOLDERS TO SERG SA]

Name of Investing Entity:______________________________________________________

Signature of Authorized Signatory of Investing entity:_________________________

Name of Authorized Signatory:__________________________________________________

Title of Authorized Signatory:_________________________________________________


                       [SIGNATURE PAGE OF HOLDERS FOLLOWS]

                                   SCHEDULE A


Principal Place of Business of Debtors:


Locations Where Collateral is Located or Stored:


                                   SCHEDULE B



                                   SCHEDULE C



                                   SCHEDULE D
              Legal Names and Organizational Identification Numbers



                                   SCHEDULE E
                         Names; Mergers and Acquisitions



                                   SCHEDULE F
                              Intellectual Property



                                   SCHEDULE G
                                 Account Debtors



                                   SCHEDULE H
                               Pledged Securities

                                     ANNEX A
                                       to
                                    SECURITY
                                    AGREEMENT

                        FORM OF ADDITIONAL DEBTOR JOINDER

            Security Agreement dated as of February ___, 2007 made by
                             Star Energy Corporation
        and its subsidiaries party thereto from time to time, as Debtors to and in favor of
           the Secured Parties identified therein (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the """Security Agreement""")

      Reference is made to the Security Agreement as defined above; capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in, or by reference in, the Security Agreement.

      The undersigned hereby agrees that upon delivery of this Additional Debtor Joinder to the Secured Parties referred to above, the undersigned shall (a) be an Additional Debtor under the Security Agreement, (b) have all the rights and obligations of the Debtors under the Security Agreement as fully and to the same extent as if the undersigned was an original signatory thereto and (c) be deemed to have made the representations and warranties set forth therein as of the date of execution and delivery of this Additional Debtor Joinder. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE UNDERSIGNED SPECIFICALLY GRANTS TO THE SECURED PARTIES A SECURITY INTEREST IN THE COLLATERAL AS MORE FULLY SET FORTH IN THE SECURITY AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE WAIVER OF JURY TRIAL AS SET FORTH THEREIN.

      Attached hereto are supplemental and/or replacement Schedules to the Security Agreement, as applicable.

      An executed copy of this Joinder shall be delivered to the Secured Parties, and the Secured Parties may rely on the matters set forth herein on or after the date hereof. This Joinder shall not be modified, amended or terminated without the prior written consent of the Secured Parties.

      IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed in the name and on behalf of the undersigned.

                                                    [Name of Additional Debtor]

                                                    By:

                                                    Name:
                                                    Title:

                                                    Address:


Dated:

                                     ANNEX B
                                       to
                                    SECURITY
                                    AGREEMENT

                                    THE AGENT

      1. Appointment. The Secured Parties (all capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Security Agreement (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the "Agreement") to which this Annex B is attached), by their acceptance of the benefits of the Agreement, hereby designate _____ ("____" or "Agent") as the Agent to act as specified herein and in the Agreement. Each Secured Party shall be deemed irrevocably to authorize the Agent to take such action on its behalf under, and in accordance with, the provisions of the Agreement and any other Transaction Document (as such term is defined in the Purchase Agreement) and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

      2. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of the Agreement or any other Transaction Document a fiduciary relationship in respect of any Debtor or any Secured Party; and nothing in the Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Agreement or any other Transaction Document except as expressly set forth herein and therein.

      3. Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its subsidiaries in connection with such Secured Party's investment in the Debtors, the creation and continuance of the Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Company and its subsidiaries, and of the value of the Collateral from time to time, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Agent shall not be responsible to the Debtors or any Secured Party for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of the Debtors or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of the Debtors, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under the Agreement, the Debentures or any of the other Transaction Documents.

      4. Certain Rights of the Agent. The Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Secured Parties. To the extent practical, the Agent shall request instructions from the Secured Parties with respect to any material act or action (including failure to act), in connection with the Agreement or any other Transaction Document, and shall be entitled to act or refrain from acting in accordance with the instructions of Secured Parties holding a majority in principal amount of Debentures (based on then-outstanding principal amounts of Debentures at the time of any such determination); if such instructions are not provided despite the Agent's request therefor, the Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Secured Parties in respect of actions to be taken by the Agent; and the Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (a) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Transaction Document, and the Debtors shall have no right to question or challenge the authority of, or the instructions given to, the Agent pursuant to the foregoing and (b) the Agent shall not be required to take any action which the Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Transaction Documents or applicable law.

      5. Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Agent shall have no obligation whatsoever to any Secured Party to assure that the Collateral exists or is owned by the Debtors or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

      6. Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Debtors, the Secured Parties will jointly and severally reimburse and indemnify the Agent, in proportion to their initially purchased respective principal amounts of Debentures, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or under the Agreement or any other Transaction Document, or in any way relating to or arising out of the Agreement or any other Transaction Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent's own gross negligence or willful misconduct. Prior to taking any action hereunder as Agent, the Agent may require each Secured Party to deposit with it sufficient sums as it determines in good faith is necessary to protect the Agent for costs and expenses associated with taking such action.

      7. Resignation by the Agent.

            (a) The Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving 30 days' prior written notice (as provided in the Agreement) to the Debtors and the Secured Parties. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses
      (b) and (c) below.

            (b) Upon any such notice of resignation, the Secured Parties, acting by a Majority in Interest, shall appoint a successor Agent hereunder.

            (c) If a successor Agent shall not have been so appointed within said 30-day period, the Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Secured Parties appoint a successor Agent as provided above. If a successor Agent has not been appointed within such 30-day period, the Agent may petition any court of competent jurisdiction or may interplead the Debtors and the Secured Parties in a proceeding for the appointment of a successor Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Debtors on demand.

      8. Rights with respect to Collateral. Each Secured Party agrees with all other Secured Parties and the Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Agent or any of the other Secured Parties in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) that such Secured Party has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of the Agreement including this Annex B shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.